Filed under Rule 433
File No. 333-216355-01

Final Term Sheet

May 22, 2019

Issuer:	Consumers Energy Company
Securities:	3.75% First Mortgage Bonds due 2050
Aggregate Principal Amount Offered:	$300,000,000
Maturity Date:	February 15, 2050
Coupon:	3.75%
Yield to Maturity:	3.815%
Spread to Benchmark Treasury:	+100 basis points
Benchmark Treasury Security:	3.00% due February 15, 2049
Benchmark Treasury Price and Yield:	103-22+; 2.815%
Interest Payment Dates:	February 15 and August 15
First Interest Payment Date:	August 15, 2019
Public Offering Price:	98.834%
Optional Redemption:	Make-whole call at any time prior to August 15, 2049 at the Treasury rate plus 15 basis points and, thereafter, at par
Trade Date:	May 22, 2019
Settlement Date:	May 28, 2019 (T+3)
Expected Ratings:	Aa3 / A / A+ (Moody’s / S&P / Fitch)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
Joint Book-Running Managers:	Barclays Capital Inc.
Goldman Sachs & Co. LLC
Scotia Capital (USA) Inc.
PNC Capital Markets LLC
SunTrust Robinson Humphrey, Inc.
Co-Manager:	WR Securities, LLC
CUSIP/ISIN:	210518 DE3 / US210518DE35

Consumers Energy Company has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Consumers Energy Company has filed with the SEC for more complete information about Consumers Energy Company and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Consumers Energy Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847, Goldman Sachs & Co. LLC toll-free at (866) 471-2526 and Scotia Capital (USA) Inc. toll-free at (800) 372-3930.

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